Exhibit 5.1

August 14, 2009

MarkWest Energy Partners, L.P.

1515 Arapahoe Street, Tower 2, Suite 700
Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel for MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”) and the managing member of MarkWest Energy Operating Company, L.L.C. (the “Operating Company”), in connection with the proposed offering and sale by the Partnership and MWHC Holding, Inc. (the “Selling Unitholder”) of up to 6,325,000 common units representing limited partner interests of the Partnership (the “Common Units”) consisting of 5.200,000 Common Units to be offered and sold by the Partnership (the “Primary Firm Units”), 300,000 Common Units to be offered and sold by the Selling Unitholder (the “Secondary Units”), and up to 825,000 Common Units pursuant to the Underwriters’ (as defined below) option to purchase additional Common Units (together with the Primary Firm Units, the “Primary Units”), pursuant to an underwriting agreement dated August 13, 2009 (the “Underwriting Agreement”), between the Partnership, the Operating Company and the underwriters named therein (the “Underwriters”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

The Common Units were offered and sold pursuant to a prospectus supplement, dated August 13, 2009, (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on August 14, 2009, to (i) a prospectus dated March 12, 2009 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Primary Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-157883) (as amended, the “Primary Registration Statement”), and (ii) a prospectus dated June 3, 2008 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Secondary Prospectus”, and together with the Primary Prospectus, the “Prospectuses”), included in a Registration Statement on Form S-3 (Registration No. 333-149742) (as amended, the “Secondary Registration Statement”, and together with the Primary Registration Statement, the “Registration Statements”), which Registration Statements became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the organizational certificates, certificate of limited partnership or formation (as the case may be) and the limited partnership or limited liability company agreements (as the case may be) of the Partnership, MarkWest Energy GP, L.L.C., a Delaware limited liability company (the “General Partner”), which is the sole general partner of the Partnership, and the Operating Company, (ii) certain resolutions adopted by the Board of Directors of the General Partner relating to the registration of the Common Units and related matters, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the General Partner, (iv) certain resolutions adopted by the Board of Directors of the General Partner in its role as general partner of the managing member of the Operating Company, (v) the Registration Statements, (vi) the Prospectuses, and (vii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate. In connection with this opinion, we have assumed that (i) all information contained in all documents reviewed by us is true, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are originals and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statements, and any amendments thereto (including post-effective amendments), will have become effective and (v) all Common Units will be sold in the manner stated in the Prospectuses and the Underwriting Agreement.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Primary Units, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, and (ii) the Secondary Units are validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, in each case, except as such non-assessability

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may be affected by Sections 17-303 and 17-607 of the Delaware Revised Uniform Limited Partnership Act and as described in the Prospectus.

The opinions expressed herein are limited exclusively to the Delaware Revised Uniform Limited Partnership Act and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statements and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectuses. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP
Vinson & Elkins LLP